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                     May 11, 2022

       Henry R. Hague, III
       Chief Financial Officer
       Clever Leaves Holdings Inc.
       6501 Congress Avenue, Suite 240
       Boca Raton, FL 33487

                                                        Re: Clever Leaves
Holdings Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed March 24,
2022
                                                            File No. 001-39820

       Dear Mr. Hague:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences